UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Huntington Bancshares Incorporated

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NOTICE OF ANNUAL MEETING
PROXY STATEMENT

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Richard A. Cheap

General Counsel and Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Fortieth Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held in the Riffe Center Capitol Theatre, 77 South High Street, Columbus, Ohio, on Thursday, April 20, 2006, at 2:00 p.m., local Columbus, Ohio time, for the following purposes:

(1)	To elect four directors to serve as Class I Directors until the 2009 Annual Meeting of Shareholders and until their successors are elected.

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Huntington Bancshares Incorporated for the year 2006.

(3)	To transact any other business which may properly come before the meeting.

You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington Bancshares Incorporated and representatives of its independent auditors will be present to answer your questions and to discuss its business.

Your vote is important. We urge you to vote as soon as possible so that your shares may be voted in accordance with your wishes. You may vote by executing and returning your proxy card, or by voting electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on voting electronically. If you attend the meeting, you may vote in person and the proxy will not be used.

Sincerely yours,

Richard A. Cheap
March 1, 2006

SHAREHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES EITHER

ELECTRONICALLY—BY TELEPHONE OR VIA THE INTERNET—OR BY

SENDING THEIR PROXY CARDS IN THE ACCOMPANYING ENVELOPE

WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES

Information for Shareholders Who Plan to Attend the 2006 Annual Meeting of Shareholders

The Riffe Center Capitol Theatre, 77 South High Street, is located just south of Huntington’s corporate offices (Huntington Center, 41 South High Street) and Capitol Square Banking Office (17 South High Street) in Downtown Columbus. Huntington will provide complimentary parking passes for shareholders parking in the four facilities below. Please allow time for parking and travel to the meeting location.

Parking Garage	Access Street
Huntington Center Garage	Capitol Street
Huntington Plaza Garage	Front Street
Riffe Center Parking Garage	Front Street
State House Garage	3rd and State Streets Broad and 3rd Streets Westbound on State Street.

PROXY STATEMENT

This Proxy Statement is provided on behalf of the Board of Directors of Huntington Bancshares Incorporated to solicit proxies to be voted at the Annual Meeting of Shareholders to be held on April 20, 2006, and at any adjournment. We are mailing this Proxy Statement, together with a proxy card, starting on or about March 9, 2006, to Huntington’s shareholders entitled to vote at the Annual Meeting.

Voting Procedures

Common stock shareholders of record at the close of business on February 17, 2006, are entitled to vote at the Annual Meeting. Huntington had 221,916,099 shares of common stock outstanding and entitled to vote on the record date.

Shareholders will have one vote on each matter submitted at the Annual Meeting for each share of common stock owned on the record date. The shares represented by a properly submitted proxy will be voted as directed provided the proxy is received by Huntington prior to the meeting. A properly executed proxy without specific voting instructions will be voted FOR the nominees for director named in this Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2006. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting.

A shareholder may vote by proxy by using the telephone, via the Internet, or by properly signing and submitting the enclosed proxy card. A shareholder has the power to revoke his or her proxy at any time before it is exercised by filing a written notice with Huntington’s Secretary prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

Huntington will pay the expenses of soliciting proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Huntington representatives may solicit proxies by mail, telephone, electronic or facsimile transmission, or personal interview. Huntington has contracted with Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,500 plus out-of-pocket expenses.

Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Huntington will constitute a quorum at the meeting. Under the law of Maryland, Huntington’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

The election of each nominee for director requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality and thus broker non-votes and abstentions will have no effect. Ratification of the appointment of Deloitte & Touche LLP will require the affirmative vote of a majority of all votes cast by the holders of common stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on this matter since they are not counted as votes cast at the meeting.

Election of Directors

Huntington’s Board of Directors currently consists of eleven members, divided into three classes (two classes of four members each and one class of three members), with terms of office that expire at successive annual meetings. The terms of the four Class I Directors expire at this Annual Meeting.

With the input of the Nominating and Corporate Governance Committee, the Board of Directors proposes the election of four Class I Directors at this Meeting. Raymond J. Biggs, John B. Gerlach, Jr., and Thomas E. Hoaglin currently serve as Class I Directors of Huntington and are being nominated for re-election at this Annual Meeting. In addition, Gene E. Little, formerly a director of Unizan Financial Corp., is being nominated to serve as a Class I Director. Pursuant to the terms of the merger of Unizan Financial Corp. with and into Huntington, effective March 1, 2006, Huntington is to add one of the Unizan

directors to Huntington’s Board of Directors. The nominees for Class I Directors, if elected, will each serve a three-year term expiring at the 2009 Annual Meeting of Shareholders and until their successors are elected.

Huntington has previously reported that Robert H. Schottenstein, who currently serves as a Class I Director, has announced that he does not wish to stand for re-election after this Annual Meeting due to time constraints. Mr. Schottenstein has served as a director of Huntington since 1997 and his guidance and wisdom will be missed.

It is intended that, unless otherwise directed, the shares represented by a properly submitted proxy will be voted FOR the election of Messrs. Biggs, Gerlach, Hoaglin, and Little as Class I Directors. Huntington has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, in the event that any of these nominees should become unavailable, the number of directors may be decreased pursuant to the Bylaws or the Board of Directors may designate a substitute nominee, for whom shares represented by a properly submitted proxy would be voted.

The Board of Directors recommends a vote FOR the election of each of the nominees for director.

The following tables set forth certain information concerning each nominee and each continuing director of Huntington.

CLASS I DIRECTORS

(NOMINEES FOR TERMS EXPIRING IN 2009)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Raymond J. Biggs Private Investor; Retired Chairman and Chief Executive Officer, Huntington Bancshares Michigan, Inc. (1990 – 1994)	68	2002

John B. Gerlach, Jr. Chairman, President, and Chief Executive Officer, Lancaster Colony Corporation, manufacturer and marketer of specialty food, glassware, candles, and automotive accessories	51	1999	Lancaster Colony Corporation

Thomas E. Hoaglin Chairman, President, and Chief Executive Officer, Huntington and The Huntington National Bank	56	2001	The Gorman-Rupp Company

Gene E. Little Retired Senior Vice President and Treasurer, The Timken Company, international manufacturer of highly engineered bearings, alloy and specialty steels and a provider of related products and services	62	N/A	Great Lakes Carbon Corp. Bucyrus International

CLASS II DIRECTORS

(TERMS EXPIRE IN 2007)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Karen A. Holbrook President, The Ohio State University	63	2004

David P. Lauer Certified Public Accountant; Retired Managing Partner, Deloitte & Touche LLP, Columbus, Ohio office (1989 – 1997)	63	2003	AirNet Systems, Inc. Diamond Hill Investment Group, Inc. R. G. Barry Corporation Wendy’s International, Inc.

Kathleen H. Ransier Partner, Vorys, Sater, Seymour and Pease LLP, law firm	58	2003

CLASS III DIRECTORS

(TERMS EXPIRE IN 2008)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Don M. Casto III Principal / Chief Executive Officer, CASTO, real estate developers	61	1985

Michael J. Endres Principal, Stonehenge Financial Holdings, Inc., private equity investment firm	58	2003	ProCentury Corporation Worthington Industries, Inc.

Wm. J. Lhota President and Chief Executive Officer, Central Ohio Transit Authority, public transportation service to Central Ohio	66	1990

David L. Porteous Attorney, Porteous Law Office PC	53	2003

(1)	Each nominee and continuing director has held, or been retired from, the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years, except:
•	Ms. Holbrook, who served as Senior Vice President for Academic Affairs and Provost at The University of Georgia from 1998 until she became President of The Ohio State University in October 2002.
•	Mr. Lauer, who served as President and Chief Operating Officer—Columbus Commercial Operations, for Bank One, NA, Columbus, Ohio, from 1997 to 2001. Mr. Lauer also served as a director of Huntington Preferred Capital, Inc. from September 2002 to February 2003.
•	Mr. Lhota, who provided arbitration, mediation, and consulting services, along with teaching and lecturing on business ethics and engineering ethics, through his consulting firm LHOTA SERVICES, from January 2002 to September 2004. Mr. Lhota was President of Energy Delivery for American Electric Power from June 2000 to December 2001, and Executive Vice President of American Electric Power Service Corp., management, technical, and professional subsidiary of American Electric Power, from November 1989 to December 2001.
•	Ms. Ransier, who was managing partner of Ransier & Ransier, LLP, Attorneys at Law, from 1976 to 2001, and Of Counsel to Vorys, Sater, Seymour and Pease LLP from 2001 to 2004.

(2)	Other directorships held in companies with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934.

Corporate Governance

The Board of Directors has standing Audit, Compensation, Executive, Nominating and Corporate Governance, Pension Review, and Risk committees. From time to time the Board of Directors may appoint ad hoc committees. Each standing committee has a separate written charter. In addition, the Board of Directors has adopted a corporate governance program which includes Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all employees and, where applicable, to directors of Huntington and its affiliates. Huntington’s chief executive officer, chief financial officer, corporate controller, and principal accounting officer are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Code of Business Conduct and Ethics and the Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations pages of Huntington’s website at huntington.com.

The Board of Directors and the Nominating and Corporate Governance Committee have reviewed and evaluated transactions and relationships with Board members to determine the independence of each of the members. The Board of Directors does not believe that any of its non-employee members have relationships with Huntington that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as director. The Board and the Nominating and Corporate Governance Committee have determined that a majority of the Board’s members are “independent directors” as the term is defined in the applicable listing standards of The Nasdaq Stock Market, Inc. The following directors and nominees for director have been determined to be independent under the Nasdaq definition: Raymond J. Biggs, Don M. Casto III, John B. Gerlach, Jr., Karen A. Holbrook, David. P. Lauer, Wm. J. Lhota, Gene E. Little, David L. Porteous, and Kathleen H. Ransier.

The Corporate Governance Guidelines provide that attendance at Board and committee meetings is of utmost importance. Directors are expected to attend the annual shareholders meetings and at least 75% of all regularly scheduled meetings of the Board and committees on which they serve. During 2005, the Board of Directors held a total of 10 regular and special meetings. Each director attended greater than 75% of the meetings of the full Board and the committees on which he or she served except for Ms. Holbrook who attended a majority of meetings but less than 75% due to unavoidable scheduling conflicts. Nine of eleven of the directors attended the 2005 Annual Meeting of Shareholders.

Shareholders who wish to send communications to the Board of Directors may do so by following the procedure set forth on the Investor Relations pages of Huntington’s website at huntington.com.

Board Committees

The table below indicates the membership of the Board’s standing committees, and the number of times the committees met, in 2005.

2005 Committee Members and Number of Meetings	Audit Committee	Compensation Committee	Executive Committee	Nominating & Corporate Governance Committee	Pension Review Committee	Risk Committee
Raymond J. Biggs			Member		Chair
Don M. Casto III		Member	Chair	Chair	Member
Michael J. Endres			Member			Member
John B. Gerlach, Jr.		Chair		Member	Member
Thomas E. Hoaglin			Member
Karen A. Holbrook		Member		Member	Member
David P. Lauer	Chair
Wm. J. Lhota						Chair
David L. Porteous	Member
Kathleen H. Ransier	Member
Robert H. Schottenstein			Member			Member
Number of Meetings	8	6	0	2	2	9

Audit Committee. The Audit Committee provides assistance to the Board of Directors in overseeing: the integrity of Huntington’s financial statements, including policies, procedures and practices regarding the preparation of financial statements, the financial reporting process, disclosures, and the internal control over financial reporting; the internal audit division and the independent registered public accounting firm’s qualifications and independence; compliance with Huntington’s Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers; and compliance with corporate securities trading policies. Additional information about the Audit Committee is set forth in the Report of the Audit Committee below.

Compensation Committee. The Compensation Committee reviews and approves periodically Huntington’s goals and objectives relative to the compensation of the chief executive officer and other executive management, including the balance between short-term and long-term incentives. The Compensation Committee evaluates the performance of the chief executive officer and other executive management in light of such goals and objectives, and sets their compensation levels based on such evaluation. The Committee also advises the Board of Directors with respect to compensation for service by non-employee directors on the Board and Board committees. This Committee also makes recommendations to the Board with respect to Huntington’s incentive compensation plans and equity-based plans, oversees the activities of the individuals and committees responsible for administering these plans, and discharges any responsibility imposed on the Committee by any of these plans. All members of the Compensation Committee have been determined to be independent as the term is defined under the applicable listing standards of Nasdaq.

Executive Committee. The Executive Committee considers matters brought before it by the chief executive officer. This Committee also considers matters and takes action that may require the attention of the Board of Directors or the exercise of the Board’s powers or authority in the intervals between meetings of the Board.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities are to review annually the composition of the Board of Directors to assure that the appropriate knowledge, skills, and experience are represented, in the Committee’s judgment, and to assure that the composition of the Board complies with applicable laws and regulations; review the qualifications of persons recommended for Board membership, including persons recommended by shareholders; discuss with the Board standards to be applied in making determinations as to the independence of directors; and review annually the effectiveness of the Board, including but not limited to, considering the size of the Board and the performance of individual directors as well as collective Board performance. This Committee reviews and approves all related party transactions. Other primary responsibilities of the Nominating and Corporate Governance Committee include reviewing and making appropriate changes to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Huntington’s directors, officers, and employees.

All members of the Nominating and Corporate Governance Committee have been determined to be independent as the term is defined under the applicable listing standards of Nasdaq. A copy of the Nominating and Corporate Governance Committee’s Charter is available on the Investor Relations pages of Huntington’s website at huntington.com.

Pension Review Committee. The Pension Review Committee provides recommendations to the Board of Directors in connection with actions taken by the Board in fulfillment of the duties and responsibilities delegated to Huntington and/or the Board pursuant to the provisions of Huntington’s retirement plans. In addition, the Pension Review Committee acts on behalf of the Board in fulfilling such duties and responsibilities as are delegated by written action of the Board. The Pension Review Committee also takes such actions as are specifically granted to the Committee pursuant to retirement plan documents.

Risk Committee. The Risk Committee assists the Board of Directors in overseeing Huntington’s enterprise-wide risks, including credit, market, operational, compliance and fiduciary risks. Towards this end, the Committee monitors the level and trend of key risks, management’s compliance with Board established risk tolerances and Huntington’s risk policy framework. The Risk Committee also oversees material pending litigation, monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the Board’s attention and the adequacy of management’s response.

Director Nomination Process

Each person recommended by the Nominating and Corporate Governance Committee for nomination to the Board of Directors must be an active leader in his or her business or profession and in his or her community. Diversity is considered by the Nominating and Corporate Governance Committee when evaluating nominees because the Board of Directors believes that board membership should reflect the diversity of Huntington’s markets. The Nominating and Corporate Governance Committee evaluates potential nominees, including persons recommended by shareholders, in accordance with these standards which are part of the Corporate Governance Guidelines. From time to time the Nominating and Corporate Governance Committee may develop specific additional selection criteria for board membership, taking into consideration current board composition and ensuring that the appropriate knowledge, skills, and experience are represented. There are no specific additional criteria at this time. Huntington generally does not pay any third parties to identify or evaluate, or assist in identifying or evaluating, potential nominees. First-time nominee Gene E. Little was selected from among the directors of Unizan Financial Corp. and recommended to the Nominating and Corporate Governance Committee by the Chief Executive Officer.

Shareholders who wish to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may send a written notice to the Secretary at Huntington’s principal executive offices. The notice should indicate the name, age, and address of the person recommended, the person’s principal occupation or employment for the last five years, other public company boards on which the person serves, whether the person would qualify as independent as the term is defined under the applicable listing standards of Nasdaq, and the class and number of shares of Huntington securities owned by the person. The Nominating and Corporate Governance Committee may require additional information to determine the qualifications of the person recommended. The notice should also state the name and address of, and the class and number of shares of Huntington securities owned by, the person or persons making the recommendation.

Report of the Audit Committee

The following Report of the Audit Committee should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington specifically incorporates this Report into any such filing by reference.

The Audit Committee is comprised of three of Huntington’s non-employee directors. David P. Lauer, who serves as Chairman of the Committee, qualifies as an “audit committee financial expert” as the term is defined in the rules of the Securities and Exchange Commission. All members of the Audit Committee have been determined to be independent as the term is defined under applicable listing standards of Nasdaq, including the more stringent criteria for audit committee members. The written charter for the Audit Committee, which was updated in July 2005, is included with this Proxy Statement as Appendix I.

A primary responsibility of the Audit Committee is to oversee the integrity of Huntington’s financial statements, including policies, procedures, and practices regarding the preparation of financial statements, the financial reporting process, disclosures, and the internal control over financial reporting. In carrying out its duties, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005, with Huntington’s Management and with Huntington’s independent auditors, Deloitte & Touche LLP. This discussion included the selection, application, and disclosure of critical accounting policies. The Audit Committee has also reviewed with Deloitte & Touche LLP its judgment as to the quality, not just the acceptability, of Huntington’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

In addition, the Audit Committee has reviewed the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP its independence from Huntington. Based on this review and discussion, and a review of the services provided by Deloitte & Touche LLP during 2005, the Audit Committee believes that the services provided by Deloitte & Touche LLP in 2005 are compatible with and do not impair Deloitte & Touche LLP’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Huntington’s Annual Report on Form 10-K for the year 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

David P. Lauer, Chairman

David L. Porteous

Kathleen H. Ransier

Director Compensation

Only non-employee directors of Huntington receive compensation for their services as directors. Each non-employee director receives quarterly retainer payments at an annual rate of $35,000. The chairman of the Audit Committee receives an additional quarterly retainer payment at an annual rate of $10,000. Chairmen of all other standing committees of the Board of Directors receive additional quarterly retainer payments at an annual rate of $5,000. In addition, each non-employee director receives $1,500 for each Board or committee meeting ($2,500 for Audit Committee meetings) the director attends. Non-employee directors are paid $750 for each special, teleconference Board or committee meeting in which the director participates.

Huntington considers stock option grants to non-employee directors on an annual basis in amounts determined at the discretion of the Compensation Committee. Options to purchase 10,000 shares of Huntington common stock were granted on July 19, 2005, to each of the non-employee directors. These options, which were granted under Huntington’s 2004 Stock and Long-Term Incentive Plan, have an exercise price of $24.65 per share, which was the average of the high and low market price of the underlying shares on the date of grant. The options become exercisable in equal increments on each of the first three anniversaries of the date of grant. Generally, the exercise price of options may be paid for in cash or in shares of Huntington common stock.

All or any portion of the cash compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors. The plan allows the members of the Board of Directors to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Huntington transfers cash equal to the compensation deferred pursuant to the plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington common stock. During 2005, the trustee invested primarily in shares of Huntington common stock. Distribution of a director’s account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director’s termination as a director. All of the assets of the plan including the assets of the trust fund are subject to the claims of the creditors of Huntington. The rights of a director or his or her beneficiaries to any of the assets of the plan are no greater than the rights of an unsecured general creditor of Huntington. Directors who are also employees of Huntington do not receive compensation as directors and, therefore, are ineligible to participate in this deferred compensation plan.

Transactions with Directors and Executive Officers

Indebtedness of Management

Some of the directors, nominees for election as directors, and executive officers of Huntington are customers of Huntington’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors, nominees, and executive officers of Huntington also may be affiliated with entities which are customers of Huntington’s affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, nominees, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

Certain Other Transactions

Raymond J. Biggs, a director of Huntington, served as an officer of Huntington Bancshares Michigan, Inc. from 1990 to 1994, following Huntington’s acquisition of First Macomb Bank, of which Mr. Biggs was an executive officer. Mr. Biggs currently receives periodic payments from Huntington, which amounts represent the negotiated settlement of supplemental retirement and other benefits payable to Mr. Biggs under a Supplemental Retirement Income Agreement previously entered into between Mr. Biggs and First Macomb Bank. The negotiated benefits, as agreed upon in 1995, are annual payments of $15,159 for fifteen years from 1995, and monthly payments of $13,142.20 beginning in August of 2002 and continuing for fifteen years.

Huntington Mezzanine Opportunities Inc., a wholly-owned subsidiary of Huntington, established in 2002 a private corporate mezzanine investment fund, providing financing in transaction amounts up to $10 million to assist middle market companies primarily in the Midwest with growth or acquisition strategies. Stonehenge Mezzanine Partners LLC serves as the asset manager to develop and manage the fund, which is its sole purpose. Under the investment management agreement, Stonehenge Mezzanine Partners LLC receives a quarterly management fee equal to the greater of a fixed amount or a set percentage of the mezzanine loan balances. For the first five years of the agreement, the minimum quarterly management fee is equal to $262,500; thereafter the minimum is $62,500. Stonehenge Mezzanine Partners LLC is also eligible to receive a percentage of profits based on the performance of the investments. Michael J. Endres, a director of Huntington, has a 9.8% equity interest in Stonehenge Mezzanine Partners, LLC, which was reduced during 2005 from a 20% interest.

The Huntington National Bank has a $10 million commitment for an equity investment in the Stonehenge Opportunity Fund II, LP (the “Fund”) which was organized on September 30, 2004. The Fund operates as a Small Business Investment Company licensed by the Small Business Administration. The Fund seeks to generate long-term capital appreciation by investing equity and, in certain cases, mezzanine securities of a diverse portfolio of companies across a variety of industries. Management of Huntington and The Huntington National Bank determined that the investment would provide a cost effective means to participate in financing small businesses, would provide a means of obtaining lending or investment credit under the Community Reinvestment Act, and would generally be favorable to Huntington. The Fund is managed by Stonehenge Partners, Inc., an investment firm of which Michael J. Endres is a principal and a 9.8% interest shareholder (reduced during 2005 from a 12.5% interest). The Fund pays to Stonehenge Partners, Inc. management fees not to exceed on an annual basis 2.00% of the total private capital commitments and Small Business Administration debentures of the Fund. In addition, Stonehenge Partners, Inc. is the controlling entity of Stonehenge Equity Partners, LLC, which serves as Managing Member of the Fund.

Kathleen H. Ransier, a director of Huntington, is a partner with the law firm Vorys, Sater, Seymour and Pease LLP. None of Huntington or its subsidiaries engage or otherwise utilize the services of this law firm. However, other attorneys with Vorys, Sater, Seymour and Pease LLP currently represent an estate and related trust which The Huntington National Bank serves as fiduciary. The law firm’s fees are paid from the assets of the estate or trust, as is generally the case when the firm represents a bank in a fiduciary capacity. The amount of fees for these services is significantly below 5% of the firm’s annual gross revenues. From time to time, other attorneys with Vorys, Sater, Seymour and Pease LLP may represent other estates and/or trusts which The Huntington National Bank serves as fiduciary. In such cases, the firm would be selected at the specific request or recommendation of the testator, grantor, or beneficiaries, as the case may be, but only if The Huntington National Bank, in the exercise of its fiduciary duties, believes the representation to be appropriate, and the law firm’s fees would be paid from the assets of the estate or trust.

Ownership of Voting Stock

The following table sets forth the beneficial ownership of Huntington common stock by each of Huntington’s directors, nominees for director, the chief executive officer, and the four next most highly compensated executive officers as of December 31, 2005.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class
Ronald C. Baldwin	318,351	(3)	(5)
Raymond J. Biggs	1,774,167	(2)(4)	(5)
Don M. Casto III	314,121	(2)(4)	(5)
Michael J. Endres	34,808	(4)	(5)
John B. Gerlach, Jr.	1,644,421	(2)(4)	(5)
Thomas E. Hoaglin	1,150,443	(2)(3)	(5)
Karen A. Holbrook	5,673	(4)	(5)
Donald R. Kimble	32,247	(3)	(5)
David P. Lauer	24,047	(2)	(5)
Wm. J. Lhota	113,805	(2)(4)	(5)
Gene E. Little	0		0
Mary W. Navarro	68,317	(2)(3)	(5)
James W. Nelson	14,516	(3)	(5)
David L. Porteous	455,053	(2)(4)	(5)
Kathleen H. Ransier	10,500	(2)	(5)
Robert H. Schottenstein	86,483	(4)	(5)
Directors as a group (11 in group)	5,613,521	(2)(3)(4)	2.50%
Executive Officers as a group (9 in group)	2,099,287	(2)(3)	(5)
Directors and Executive Officers as a group (19 in group)	6,562,365	(2)(3)(4)	2.92%

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. Figures include the following number of shares of common stock which could have been acquired within 60 days of December 31, 2005, under stock options awarded under Huntington’s stock option plans:

Mr. Baldwin	283,356	Mr. Lhota	55,090
Mr. Biggs	7,500	Ms. Navarro	63,554
Mr. Casto	53,626	Mr. Nelson	13,334
Mr. Endres	7,500	Mr. Porteous	2,500
Mr. Gerlach	41,115	Ms. Ransier	7,500
Mr. Hoaglin	983,726	Mr. Schottenstein	49,234
Ms. Holbrook	2,500	Directors as a Group	1,217,791
Mr. Kimble	16,667	Executive Officers as a Group	1,817,573
Mr. Lauer	7,500	Directors and Executive Officers as a Group	2,051,638

(2)

Figures include 5,277 shares, 8,402 shares, 50,812 shares, 4,831 shares, 109,392 shares, and 1,500 shares of common stock owned by members of the immediate families of Messrs. Biggs, Casto, Gerlach, Lauer, Porteous, and Ms. Ransier, respectively; 1,753,838 shares owned by MSR Family Limited Partnership, of which Mr. Biggs is general partner; 1,066,147 shares owned by the John B. Gerlach Trust, of which Mr. Gerlach is trustee and beneficiary; 375,874 shares owned by the Gerlach Foundation, of which Mr. Gerlach is an officer and trustee; 6,436 shares owned by Lancaster Lens, Inc., of which Mr. Gerlach is an executive officer; 35,431 shares owned by Lehrs, Inc. of which Mr. Gerlach is a director and executive officer; 1,790 shares owned by Darby Road Company, of which Mr. Gerlach is a director and the holder of one-third shareholder interest; 3,133 shares owned by Darby Road Limited Partnership, of which Darby Road

Company is general partner; 77,400 shares owned jointly by Mr. Hoaglin and his spouse; 16,777 shares owned jointly by Mr. Lhota and his spouse; 1,100 shares owned jointly by Ms. Navarro and her spouse; and 290,444 shares owned jointly by Mr. Porteous and his spouse.

(3)	Figures include shares of common stock held as of December 31, 2005, in Huntington’s Supplemental Stock Purchase and Tax Savings Plan as follows: 6,103 for Mr. Baldwin, 11,266 for Mr. Hoaglin, 580 for Mr. Kimble, 1,307 for Ms. Navarro, 1,182 for Mr. Nelson and 29,490 for all executive officers as a group. Prior to the distribution from this plan to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan. Figures also include share of common stock held as of December 31, 2005, in Huntington’s Executive Deferred Compensation Plan as follows: 39,547 for Mr. Hoaglin, 5,892 for Mr. Baldwin, and 49,824 for all executive officers as a group. Prior to the distribution from this plan to the participants, voting power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(4)	Figures include shares of common stock held as of December 31, 2005, in Huntington’s deferred compensation plans for directors as follows: 7,552 for Mr. Biggs, 104,584 for Mr. Casto, 5,308 for Mr. Endres, 18,763 for Mr. Gerlach, 3,172 for Ms. Holbrook, 7,510 for Mr. Lhota, 6,185 for Mr. Porteous, and 24,618 for Mr. Schottenstein. Prior to the distribution from the deferred compensation plans to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

(5)	Less than 1%.

As of December 31, 2005, no person was known by Huntington to be the beneficial owner of more than 5% of the outstanding shares of Huntington common stock, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Class
The Huntington National Bank Huntington Center 41 South High Street Columbus, Ohio 43287	12,580,666	5.61%

(1)	These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington National Bank. As fiduciary, The Huntington National Bank has sole power to dispose of 3,001,110 of these shares, shared power to dispose of 1,661,402 of these shares, sole power to vote 4,076,743 of these shares, and shared power to vote 7,375,029 of these shares.

As of December 31, 2005, Mr. Baldwin owned 2,000 shares of Class C Preferred Shares, $25.00 par value, issued by Huntington Preferred Capital, Inc., a subsidiary of Huntington. Mr. Baldwin’s shares are less than 1% of the Class C Preferred Shares outstanding on December 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Huntington’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington common stock to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington with copies of all Section 16(a) forms filed by them. To the best of its knowledge, and following a review of the copies of Section 16(a) forms received by it, Huntington believes that, during 2005, all other filing requirements applicable for reporting persons were met.

Executive Compensation

The following table sets forth the compensation paid by Huntington and its subsidiaries to Huntington’s Chief Executive Officer and each of the next four most highly compensated executive officers, for each of the last three fiscal years ended December 31, 2005.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards	Payouts
Name and Principal Position(1)	Year	Salary($)(2)	Bonus($)(3)	Other Annual Compen- sation($)(4)		Securities Underlying Options/ SARs(5)	LTIP Payouts($)(6)		All Other Compen- sation($)(7)
Thomas E. Hoaglin Chairman, President and CEO	2005 2004 2003	824,000 800,000 824,615	290,035 405,000 786,900	63,367 (4 (4	) )	300,000 0 300,000	0 449,600 0		33,360 32,772 34,128

Ronald C. Baldwin Vice Chairman	2005 2004 2003	493,583 489,000 504,046	266,498 329,525 462,838	(4 (4 (4	) ) )	95,000 95,000 110,000	0 274,818 0		25,903 19,560 20,162

James W. Nelson Executive Vice President and Chief Risk Officer	2005 2004 2003	355,833 50,380 N/A	205,271 200,000 N/A	(4 (4 N/A	) )	35,000 40,000 N/A	0 (6 N/A	)	8,470 0 N/A

Donald R. Kimble Chief Financial Officer and Controller	2005 2004 2003	345,833 162,689 N/A	185,669 225,749 N/A	(4 (4 N/A	) )	50,000 50,000 N/A	0 (6 N/A	)	13,833 0 N/A

Mary W. Navarro Senior Executive Vice President, Huntington National Bank	2005 2004 2003	309,667 281,667 280,577	147,672 250,000 216,162	(4 (4 (4	) ) )	45,000 35,000 35,000	0 85,843 0		12,786 11,667 11,223

(1)	Mr. Nelson joined Huntington in November 2004 and Mr. Kimble joined Huntington in June 2004.

(2)	Salary figures include amounts deferred pursuant to the Huntington Investment and Tax Savings Plan, the Supplemental Stock Purchase and Tax Savings Plan, and the Executive Deferred Compensation Plan. As previously reported, the 2003 salary figures in the table reflect the impact of a one-time adjustment in connection with a change in the payroll frequency for exempt employees from bi-weekly to semi-monthly. The 2003 base annual salary for each of the named executive officers was $800,000 for Mr. Hoaglin, $489,000 for Mr. Baldwin, and $272,115 for Ms. Navarro.

(3)	Annual cash incentive awards under Huntington’s Management Incentive Plan (formerly the Incentive Compensation Plan) are reported in this column. Bonus figures include amounts which the named executive officers have elected to defer under the terms of Huntington’s Executive Deferred Compensation Plan. The amount reported for Mr. Hoaglin for 2003 also includes a negotiated payment under his Employment Agreement, which was payable after the end of 2002, of $138,900. The amount reported for Mr. Nelson for 2004 was a signing bonus.

(4)	During 2005, Mr. Hoaglin received perquisites and personal benefits of $63,367, of which $47,952 was the aggregate incremental cost to Huntington for Mr. Hoaglin’s personal use of a corporate plane co-owned by Huntington. The incremental cost consisted of charges for crew, landing/parking, fuel/oil, maintenance/repairs, supplies, radio maintenance/ repairs, and outside services. For each year indicated other annual compensation for each of the named executive officers was less than $50,000 and less than 10% of the total annual salary and bonus reported for the named executive.

(5)	The numbers in this column represent shares of Huntington’s common stock underlying grants of stock options.

(6)	Messrs. Hoaglin and Baldwin and Ms. Navarro each participated in a long-term incentive award cycle under the 2001 Stock and Long-Term Incentive Plan that began on January 1, 2002 and ended on December 31, 2004 (the “2002 – 2004 Cycle”), for which awards were paid in May 2005 in the form of common stock and cash. Neither Mr. Nelson nor Mr. Kimble was a participant in the 2002 – 2004 Cycle. There are no payouts to report for 2003 or 2005 since a cycle did not end during these years.

(7)

Figures in this column represent amounts contributed by Huntington to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. For 2005, $2,637 was contributed for Mr. Nelson, and

$8,400 was contributed for each of the other named executive officers under the Huntington Investment and Tax Savings Plan. For 2005, Huntington also contributed to the Supplemental Stock Purchase and Tax Savings Plan: $24,960 for Mr. Hoaglin, $17,503 for Mr. Baldwin, $5,833 for Mr. Nelson, $5,433 for Mr. Kimble, and $4,386 for Ms. Navarro.

Employment Agreement

Under an Employment Agreement effective February 15, 2004, Mr. Hoaglin will be employed as Huntington’s Chairman, President, and Chief Executive Officer through February 14, 2007, with automatic three-year renewals unless sooner terminated. Mr. Hoaglin’s Employment Agreement provides that his annual base salary will be not less than $800,000, and that he will participate in Huntington’s incentive compensation plans, stock and long-term incentive plans, retirement plans, and other benefits afforded to executive officers. Mr. Hoaglin will be entitled to receive security services and protection from time to time as appropriate under the circumstances, including but not limited to, detection and alarm systems at his residences and personal security escorts.

The Employment Agreement may be terminated by either Mr. Hoaglin or Huntington upon written notice delivered to the other party at least 60 days prior to the expiration of the initial term or any renewal term. In addition, Huntington may terminate the agreement in the event Mr. Hoaglin becomes disabled, which disability continues for more than six consecutive months during a twelve-month period. In such event, Mr. Hoaglin will be entitled to his full compensation to the date of termination. Thereafter, Mr. Hoaglin will be entitled to two-thirds of his base salary, less any benefits he receives from any of Huntington’s disability insurance programs, until the earlier of termination of the disability or the end of the then current three-year term. Mr. Hoaglin’s compensation and benefits would be reinstated upon his return to employment. In the event Mr. Hoaglin’s employment is terminated for cause, he will be entitled to receive only the compensation which he earned under Huntington’s incentive compensation plans as of the date of termination. In the event Mr. Hoaglin’s employment is terminated by Huntington without cause, Mr. Hoaglin will be entitled to his minimum base salary, awards under the incentive compensation plans at not less than target levels, plus retirement and fringe benefits until the end of the then current three-year term or for two years after such termination, whichever period is longer. Mr. Hoaglin will be entitled to the same severance package if he were to terminate the agreement during the initial term for good reason. Good reason means the withholding from Mr. Hoaglin of authority, duties, responsibilities, and status consistent with his position, the removal of Mr. Hoaglin from the board of directors of Huntington, or breach of the agreement by Huntington. In the event of Mr. Hoaglin’s death during the term of the agreement, his base salary will continue to be paid to his beneficiary for six months following the date of death. Any incentive compensation to which he would have been entitled will also be paid to his beneficiary. In the event that Huntington undergoes a change of control, Mr. Hoaglin will be entitled to the benefits set forth in an Executive Agreement between Mr. Hoaglin and Huntington, as described below.

In the event Mr. Hoaglin’s employment is terminated as the result of disability, without cause, or pursuant to a change of control, Mr. Hoaglin has no duty to mitigate his damages by seeking other employment, and Huntington has no right to set off against amounts payable under the Employment Agreement any compensation which he may receive from future employment. If Mr. Hoaglin’s employment is terminated for any reason other than for cause, Huntington will provide Mr. Hoaglin and his spouse health insurance coverage comparable to the coverage provided during employment until the earlier of such time as Mr. Hoaglin is entitled to health care coverage under another employer’s plan, Mr. Hoaglin is eligible for medicare or other comparable program, or he is entitled to health care insurance pursuant to any health care insurance plan provided by Huntington to retired employees.

If Huntington is required to prepare an accounting restatement due to material non-compliance by Huntington, as a result of misconduct, with any financial reporting requirement under the federal securities laws, Mr. Hoaglin will reimburse Huntington for all amounts received under Huntington’s incentive compensation plans during the twelve-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, and any profits realized from the sale of securities of Huntington during the twelve-month period, unless the application of this provision has been exempted by the Securities and Exchange Commission. If the Compensation Committee determines that Mr. Hoaglin has engaged in a serious breach of conduct, the Compensation Committee may terminate any award under any stock plan or require Mr. Hoaglin to repay any gain realized on the exercise of an award in accordance with the terms of the stock plan. In addition, if Mr. Hoaglin is found guilty of misconduct by any judicial or administrative authority in connection with any formal investigation by the Securities and Exchange Commission or other federal, state, or regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any stock plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Executive Agreements

Huntington has entered into Executive Agreements with each of the persons named in the Summary Compensation Table. These Executive Agreements were entered into as part of Huntington’s corporate strategy to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of Huntington. Change in control generally includes:

•	the acquisition by any person of beneficial ownership of 25% or more of Huntington’s outstanding voting securities;

•	a change in the composition of the Board of Directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the Board of Directors or their subsequent nominees;

•	a merger involving Huntington where Huntington’s shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•	the dissolution of Huntington; and

•	a disposition of assets, reorganization, or other corporate event involving Huntington which would have the same effect as any of the above-described events.

Under each Executive Agreement, Huntington or its successor must provide severance benefits to the executive officer if such officer’s employment is terminated (other than on account of the officer’s death or disability or for cause):

•	by Huntington, at any time within 36 months after a change in control;

•	by Huntington, at any time prior to a change in control but after commencement of any discussions with a third party relating to a possible change in control involving such third party if the executive officer’s termination is in contemplation of such possible change in control and such change in control is actually consummated within 12 months after the date of such executive officer’s termination;

•	by the executive officer voluntarily with good reason at any time within 36 months after a change in control of Huntington; and

•	by the executive officer voluntarily with good reason at any time after commencement of change in control discussions if such change in control is actually consummated within 12 months after the date of such officer’s termination.

Under the Executive Agreements, good reason generally means the assignment to the executive officer of duties which are materially different from such duties prior to the change in control, a reduction in such officer’s salary or benefits, or a demand to relocate to an unacceptable location, made by Huntington or its successor either after a change in control or after the commencement of change in control discussions if such change or reduction is made in contemplation of a change in control and such change in control is actually consummated within 12 months after such change or reduction. An executive officer’s determination of good reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as chief executive officer of Huntington immediately prior to a change in control, the occurrence of a change in control will be conclusively deemed to constitute good reason.

In addition to accrued compensation, bonuses, vested benefits, and vested stock options and other equity awards, the executive officer’s severance benefits payable under the Executive Agreements include:

•	a lump-sum cash payment equal to three times (or, in the case of Mr. Kimble and Ms. Navarro, two and one-half times, and in the case of Mr. Nelson, two times) the officer’s highest base annual salary;

•	a lump-sum cash payment equal to three times (or, in the case of Mr. Kimble and Ms. Navarro, two and one-half times and in the case of Mr. Nelson, two times) the greater of the target annual incentive award for the executive’s incentive group for the calendar year during which the change in control occurs or the calendar year immediately preceding the year during which the change in control occurs;

•	a lump-sum cash payment equal to the greater of the target long-term incentive plan award for the executive’s incentive group for the most recent performance cycle during which the change in control occurs or the performance cycle immediately preceding the most recent performance cycle during which the change in control occurs;

•	thirty-six months (or, in the case of Mr. Nelson, twenty-four months) of continued insurance benefits, provided that for Mr. Hoaglin and Mr. Baldwin, to the extent any employment agreement with Huntington provides the executive officer with greater health care benefits or with health care benefits for a longer period of time, then the employment agreement supersedes the Executive Agreement; and

•	thirty-six months (or, in the case of Mr. Nelson, twenty-four months) of additional service credited for purposes of retirement benefits.

Each Executive Agreement also provides that Huntington will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, if the severance payments and benefits to Messrs. Nelson and Kimble and Ms. Navarro would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that Huntington will not have to pay an excess severance payment and Messrs. Nelson and Kimble and Ms. Navarro will not be subject to an excise tax.

The Executive Agreements provide that, for a period of five years after any termination of the executive officer’s employment, Huntington will provide the executive officer with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify, hold harmless, and defend the officer to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the officer in connection with or arising out of any action, suit, or proceeding in which he or she may be involved by reason of having been a director or officer of Huntington or any subsidiary.

Huntington must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his or her Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due in connection with any action taken to enforce such officer’s rights under the Executive Agreement at a rate equal to the prime commercial rate of The Huntington National Bank or its successor in effect from time to time plus 4%.

The Executive Agreements are in effect through December 31, 2006 and are subject to automatic one-year renewals and to an extension for thirty-six months after any month in which a change of control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits.

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise Price ($/sh)	Expiration Date	Grant Date Present Value($)(2)
Thomas E. Hoaglin	300,000	8.46	21.53	10/18/2012	1,317,000
Ronald C. Baldwin	95,000	2.68	24.65	7/19/2012	511,100
James W. Nelson	35,000	0.99	24.65	7/19/2012	188,300
Donald R. Kimble	50,000	1.41	24.65	7/19/2012	269,000
Mary W. Navarro	45,000	1.27	24.65	7/19/2012	242,100

(1)	All options granted expire seven years from the date of grant. The options become exercisable in equal increments on each of the first three anniversaries of the date of grant. Options not yet exercised are canceled sixty days after termination of employment for any reason other than death, retirement under one or more of Huntington’s retirement plans, termination following a change in control of Huntington, or a disposition (other than a change in control) of substantially all of the stock or assets of Huntington, in which case all options become exercisable immediately as of such employment termination date and remain exercisable for a specified period following the termination depending on the type of termination. Generally, the exercise price of options and any tax which Huntington withholds in connection with the exercise of any stock option may be satisfied by payment in cash or in shares of Huntington common stock. None of the options has a reload feature.

(2)

The dollar amounts in this column were determined using the Black-Scholes option-pricing model, a method for estimating the fair value of stock options based on assumptions about the stock’s future price volatility and future dividend rate. The discount rate used is the expected risk-free interest rate over the period for which the option is expected to be unexercised. Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Huntington’s stock price or placing an accurate present value on options to purchase its stock. The assumptions used in performing the calculations were: (a) a risk-free rate of return equal to the zero-coupon United States Treasury Bond rate in effect on the date of the grant based on a term equal to the expected life of the option (4.32% for the options granted on October 18, 2005 and 4.05% for the options granted on July 19, 2005); (b) an expected dividend yield of 3.88% for the options granted on October 18, 2005 and 3.29% for the options granted on July 19, 2005, based on Huntington’s current common stock dividend at the time of grant; (c) an expected volatility of 26.3% based primarily on Huntington’s historical daily stock price volatility over the past six years; and (d) an expected option life of six years from date of grant to date of exercise, which is based on historical experience. No adjustments were made to account for vesting requirements, non-transferability, or risk of forfeiture. Any appreciation in the market value of Huntington stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The values set forth in the table should not be viewed in any way as a forecast of the performance of Huntington common stock, which will be influenced by future events and unknown factors.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year- End(#)	Value of Unexercised In-the-Money(2) Options at Fiscal Year-End($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Thomas E. Hoaglin	N/A	N/A	997,000/ 400,000	6,308,222/ 968,250
Ronald C. Baldwin	N/A	N/A	283,356/ 196,446	1,329,147/ 161,082
James W. Nelson	N/A	N/A	13,334/ 61,666	0/ 0
Donald R. Kimble	N/A	N/A	16,667/ 83,333	10,667/ 21,333
Mary W. Navarro	N/A	N/A	63,554/ 81,446	248,268/ 53,919

(1)	None of the named executive officers exercised stock options during 2005.

(2)	An option is in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option.

Long-Term Incentive Plan—Awards in Last Fiscal Year

Name	Number of Shares, Units, or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plan($)(2)
			Threshold	Target	Maximum
Thomas E. Hoaglin	(1)	(1)	64,272	257,500	1,030,000
Ronald C. Baldwin	(1)	(1)	39,000	156,250	625,000
James W. Nelson	(1)	(1)	22,312	89,250	357,000
Donald R. Kimble	(1)	(1)	21,875	87,500	350,000
Mary W. Navarro	(1)	(1)	19,687	78,750	315,000

(1)

Long-term awards under the 2004 Stock and Long-Term Incentive Plan are based on Huntington’s performance over two-, three-, or four-year cycles. Each of the named executive officers was selected by the Compensation Committee to participate in a three-year cycle which began on January 1, 2004, and will end December 31, 2006 (the “2004 – 2006 Cycle”). Each of the named executive officers was also selected by the Compensation Committee to participate in a three-year cycle which began on January 1, 2005 and will end on December 31, 2007 (the “2005 – 2007 Cycle”). The selected qualifying performance criteria for awards under both the 2004 – 2006 Cycle and the 2005 – 2007 Cycle are based 60% on average annual earnings per share growth over the cycle and 40% on average annual return on equity over the cycle, with the entire award subject to adjustment by the Compensation Committee, up to 20% upward or 10% downward, based on efficiency ratio performance in the last year of the cycle. Target awards for the named executive officers range from 25% to 31.25% of base salary, and maximum awards range from 100% to 125% of base salary, with the potential for all awards to be increased up 20% for the maximum efficiency ratio adjustment. No awards will be paid if Huntington’s performance is below the threshold level. Any awards under the 2004 – 2006 Cycle for Messrs. Nelson and Kimble, who were selected for participation after the cycle had begun, will be prorated. The award opportunities under the 2004 – 2006 and the 2005 – 2007 Cycles are the same. The award opportunities in the table are based on salaries as of December 31, 2005.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35
$ 400,000	$105,726	$143,895	$182,064	$210,847	$230,847
500,000	133,451	181,620	229,789	265,847	290,847
600,000	161,176	219,345	277,514	320,847	350,847
700,000	188,901	257,070	325,239	375,847	410,847
800,000	216,626	294,795	372,964	430,847	470,847
900,000	244,351	332,520	420,689	485,847	530,847
1,000,000	272,076	370,245	468,414	540,847	590,847
1,100,000	299,801	407,970	516,139	595,847	650,847
1,250,000	341,388	464,557	587,727	678,347	740,847
1,500,000	410,701	558,870	707,039	815,847	890,847

The table above illustrates the operation of Huntington’s Retirement Plan and Supplemental Retirement Income Plan, known as the SRIP, by showing various annual benefits assuming various levels of final average compensation and years of credited service. The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2005, this limit was $210,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2005, this amount was $170,000. An employee who: (a) is a participant in the Retirement Plan; (b) has been nominated by the Compensation Committee; and (c) earns compensation in excess of the limitation imposed by Code Section 401(a)(17) or whose benefit exceeds the limitation of Code Section 415(b), is eligible to participate in the SRIP. In addition, employees whose final benefits under the Retirement Plan are reduced due to elective deferral of compensation under the Huntington Executive Deferred Compensation Plan are also eligible to participate in the SRIP.

The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty. Years of credited service in addition to those actually earned by a participant may be granted by the Pension Review Committee for the purposes of determining benefits under the SRIP. Benefit figures shown are computed on the assumption that participants retire at age 65. The normal form of benefit under both the Retirement Plan and the SRIP is a life annuity.

Each of the executive officers named in the Summary Compensation Table were participants in the SRIP during 2005, with the exception of Mr. Nelson who has been selected by the Compensation Committee for participation in the SRIP beginning in 2006. The compensation covered for these named executive officers by the Retirement Plan and the SRIP is the average of the total paid, in the five consecutive highest years of the executive officer’s career with Huntington, of base salary and 50% of bonus. Bonuses are taken into account for the year in which paid rather than earned. The estimated credited years of service, as of December 31, 2005, are 4.92 for Mr. Hoaglin, 4.75 for Mr. Baldwin, 1.17 for Mr. Nelson, 1.58 for Mr. Kimble, and 3.58 for Ms. Navarro.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Don M. Casto III, John B. Gerlach, Jr., and Karen A. Holbrook. None of the members is or has ever been an officer of Huntington or its subsidiaries.

Board Compensation Committee Report on Executive Compensation

The following Report on Executive Compensation should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington specifically incorporates this Report into any such filing by reference.

The Compensation Committee of the Board of Directors oversees Huntington’s executive compensation programs. The Committee met six times in 2005 to review and approve executive compensation matters.

Huntington’s executive compensation philosophy is designed to meet four primary goals:

1.	Ensure a strong linkage between corporate, unit, and individual performance and total compensation.

2.	Integrate compensation programs with Huntington’s annual and long-term strategic goals.

3.	Encourage long-term strategic management and enhancement of shareholder value through equity awards.

4.	Attract and retain key executives critical to the long-term success of Huntington by providing a fully competitive reward package that is appropriately sensitive to performance.

These principles are reflected in the key components of Huntington’s executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Huntington’s executive compensation programs are regularly evaluated to ensure that they continue to reinforce shareholder interests and support the goals of Huntington’s executive compensation philosophy. When compensation is determined relative to specific corporate performance goals, the Committee will, as part of the certification process, make specific inquiry into the relationship between the achievement of performance goals and any accounting adjustments recommended by management, whose judgments could be affected by financial self-interest. The Compensation Committee will meet with representatives of the Audit Committee as appropriate in making this determination.

Mr. Hoaglin and Huntington have entered into an Employment Agreement which, among other things, established for Mr. Hoaglin a minimum base salary and participation in Huntington’s compensation plans. Increases in the minimum base salary and the specific level of participation in the incentive compensation plans are determined by the Committee based on the factors described below. Mr. Hoaglin’s Employment Agreement is described in greater detail above under “Employment Agreement”.

Base Salary

An executive officer’s base salary and subsequent adjustments are typically considered annually and are determined relative to the following factors: individual and business unit performance, scope of responsibility and accountability, comparison with industry pay practices, and cost of living considerations. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive officer’s base salary.

The specific measures of business unit performance vary depending upon the executive’s performance area and the goals periodically set for the performance area by Huntington. Industry salary comparisons, primarily of banking organizations of comparable asset size, are drawn from survey data relating to various executive levels published by independent sources. Where relevant, cross-industry comparisons are utilized for certain executives whose functions are not specific to traditional banking. Although the Committee reviews data representing pay practices of the 25th to 75th percentiles of the competitive market, in terms of compensation, the Committee does not have a policy to target compensation at a designated level of the pay practices of such market. Approximately 62% of the banking organizations comprising the KBW 50 Bank Index were represented by the survey data reviewed. The KBW 50 Bank Index was used for comparison purposes in the shareholder return graph below (see “Comparison of Five Year Cumulative Total Return Among Huntington, the S&P 500 Index, and the KBW 50 Bank Index”).

With respect to Mr. Hoaglin’s salary, the Committee also reviewed reported market data of a peer group of organizations selected and presented by a nationally recognized independent compensation consulting firm. The peer group consisted of fourteen comparably sized commercial banks that are publicly traded and that emphasize traditional banking services. Approximately 93% of the banking organizations represented by this data are included in the KBW 50 Bank Index.

Mr. Hoaglin received a base salary increase of 3.0% effective as of January 1, 2005. This was the first adjustment in base salary that Mr. Hoaglin has received since he joined Huntington in February 2001. While the Committee did consider market data, the increase primarily represented recognition of Mr. Hoaglin’s leadership relative to the corporation’s continual improvement in financial performance since he first announced a comprehensive restructuring and strategic refocus on Huntington’s core Midwest markets which was launched July 2001. Since the restructuring, Huntington’s stock price performance has increased by 53.9% compared to 19 key peer banks whose average stock price performance increased

39.6% and the S&P Bank index which showed an increase of 21.9%. (See “Comparison of Five Year Cumulative Total Return Among Huntington, the S&P 500 Index, and the KBW 50 Bank Index” below). Other key improvements in financial performance comparing 2001 to 2005 include: expense efficiency from 79.2% to 60.0%, ROA from 0.48% to 1.26%, ROE from 5.8% to 16.0%, net charge-offs from 0.81% to 0.29%, and since July 2001 when the quarterly cash dividends were cut by 20%, the quarterly cash dividend has increased by 56%.

In addition, Mr. Hoaglin has strengthened his leadership team, installed a disciplined sales process and adopted a value proposition of service excellence. Under his leadership Huntington has seen an improved credit risk profile, high employee morale, stronger corporate governance and risk management practices, growth in market shares and improved market ratings along with increased product penetration and growth in demand deposit account relationships, and broad based growth in loans and core deposits.

Annual Cash Incentive Awards

Under Huntington’s Management Incentive Plan, executive officers can earn annual cash incentive awards, determined as a percentage of base salary earned. The Committee may also approve discretionary cash bonuses as the Committee deems appropriate, such as for extraordinary performance or for recruitment purposes, in addition to the annual cash incentive awards under the Management Incentive Plan.

The corporate performance targets that were set for the Management Incentive Plan for 2005 had no predetermined relationship to the targets set for the previous year. In establishing the targets, consideration was given to internal corporate performance goals and Huntington’s assessment of its economic environment and industry trends. The Committee sets the performance goals for those executive officers who are designated as covered officers for purposes of Section 162(m) of the Internal Revenue Code (see “Tax Deductibility of Executive Compensation” below) based on shareholder-approved qualifying performance criteria within ninety days after the start of the year to which the goals relate. The Committee may revise performance goals for participants who are not covered officers based on extraordinary events or other factors.

In February 2005, the Committee set the range of incentive opportunity for 2005 under the Management Incentive Plan. The range of incentive opportunity as a percentage of base salary did not change from the previous year. Generally, the percentage of base salary for an executive officer was determined by (a) the incentive group to which he or she was assigned for 2005 based upon level of responsibility, (b) Huntington’s performance in 2005 as measured by earnings per share, (c) Huntington’s performance in 2005 as measured by the efficiency ratio, (d) the executive officer’s personal performance, which includes evaluation of both the executive individually and of his or her business unit, and (e) a subjective evaluation by the executive officer’s manager. An executive officer’s award expressed as a percentage of base salary could be up to two times the target award if higher performance levels are achieved and no award is payable unless at least a threshold level of performance is achieved for one of the goals.

The award for Mr. Hoaglin was weighted as follows: 75% for earnings per share and 25% for efficiency ratio. The award for Mr. Baldwin was weighted 48.75% for earnings per share, 35% for regional banking performance, and 16.25% for efficiency ratio. For 2005, awards for the other executive officers were generally weighted as follows: 37.5% for earnings per share, 12.5% for efficiency ratio, 40% for personal performance, and 10% for the subjective component. The portions of an executive officer’s award tied to personal performance and subjective components could have been adjusted as recommended by the subjective evaluation of the executive officer’s manager. The Committee has the discretion to increase individual awards based upon extraordinary circumstances, except for an award paid to a designated covered officer. The Committee also has the discretion to reduce or eliminate any award, including an award to a designated covered officer, based on the Committee’s evaluation of extraordinary events or other factors.

During 2005, a number of significant factors positively and/or negatively influenced financial performance and earnings per share but did not reflect Huntington’s performance in its primary business. The Committee determined that these factors constituted extraordinary events within the meaning of the Management Incentive Plan and adjusted the results for earnings per share downward and the results for the efficiency ratio upward to reflect the net impact of those events. Based on the performance results as adjusted for all of the extraordinary items, Huntington did not achieve threshold level performance for earnings per share. Huntington did, however, achieve 82% of the targeted goal for efficiency ratio, which provided for an award under that component of the plan. Awards for the named executive officers other than Mr. Hoaglin, a designated covered officer, were determined accordingly.

The Compensation Committee approved an annual cash incentive award for Mr. Hoaglin in the aggregate amount of $290,035. The annual incentive award consisted of an amount determined under the Management Incentive Plan of

$126,690, based on reported earnings per share and the Committee’s discretion, and a discretionary amount of $163,345 reflecting the achievement of non-interest operating expense reduction goals for 2005 and Mr. Hoaglin’s leadership and personal performance.

Long-Term Incentive Awards

Huntington’s 2004 Stock and Long-Term Incentive Plan provides for a variety of long-term incentive awards. Huntington typically awards long-term performance awards in the form of stock and cash and stock option grants. The value of these long-term awards is dependent upon Huntington’s performance over a period of time, as described below.

Long-term performance awards, payable in the form of cash and stock, are based on Huntington’s performance over two, three, or four-year cycles. The Compensation Committee selects the length of each cycle and it remains constant throughout the cycle. The Committee selects as participants for each cycle those officers who, in the opinion of the Committee, will significantly contribute to the long-term strategic performance and growth of Huntington.

Each of the named executive officers was selected by the Committee to participate in the three-year long-term award cycles which began on January 1, 2004 and will end on December 31, 2006 (the “2004 – 2006 Cycle”) and the cycle which began on January 1, 2005 and will end on December 31, 2007 (the “2005 – 2007 Cycle”). The Compensation Committee selects the qualifying performance criteria and associated goals at the beginning of each plan cycle. Huntington’s performance criteria and goals for the 2004 – 2006 Cycle and 2005 – 2007 Cycle are based 60% on average annual growth in earnings per share over the cycles, and 40% on average annual return on equity over the cycles, with the entire award under each cycle subject to adjustment based on Huntington’s efficiency ratio performance for the last year of each Cycle (2006 and 2007 respectively). The performance criteria and weightings selected by the Committee (per the above) is the same for the 2004 – 2006 and 2005 – 2007 Cycles, however, the performance goals against each of these performance criteria differ between the 2004 – 2006 and the 2005 – 2007 Cycles.

Awards are calculated by applying the earned award opportunity percentage to a participant’s annual base salary. The percentage of base salary awarded to an executive officer increases incrementally as performance increases. Target awards for executive officers range from 20% (from 25% for the named executive officers) to 31.25%, and maximum award opportunities range from 80% (100% for Messrs. Nelson and Kimble and Ms. Navarro) to 125% for Messrs. Hoaglin and Baldwin with the potential for all awards to be increased up to 20% for the maximum efficiency ratio adjustment. The award opportunities under the 2004 – 2006 and the 2005 – 2007 Cycles are the same.

Awards under both Cycles are payable if Huntington’s performance achieves the established threshold performance or higher. A target award as a percentage of base salary was set for each executive officer for the 2004 – 2006 and 2005 – 2007 Cycles based on his or her level of responsibility. An executive officer’s award can be up to four times the target award if higher performance levels are achieved and no award is payable unless at least a threshold level of performance is achieved for average growth in earnings per share or average return on equity over the 2004 – 2006 and 2005 – 2007 cycles. Awards are typically made in stock; however, participants may elect to receive up to 50% of their award in cash.

Stock option awards are generally considered annually for the executive officers by the Committee. The number of option shares granted to the executive officers in July 2005 was determined by the Committee with the advice of the independent consulting firm. Awards were based on the individual’s scope of responsibility, a subjective evaluation of the performance of the individual and his or her business unit since the last grant, and competitive market comparisons provided by the consulting firm. The Committee does not have a policy to target its option awards at any specific market level of data as provided. No specific weight is attached to these factors. Although information as to the options awarded to each executive officer during recent years was reviewed by the Committee, the Committee did not assign any weight to the total number of option shares held by an executive officer in determining the size of an option awarded for 2005.

Each stock option has a per share exercise price equal to the fair market value of a share of Huntington common stock on the date of grant. Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the growth in Huntington’s stock price. The grants to executive officers in 2005 become exercisable in three equal annual installments beginning on the first anniversary of the grant.

The Committee did not award any stock options to Mr. Hoaglin in July 2005 when it determined stock option awards for the other executive officers. In October 2005, following Huntington’s announcement that the Office of the Comptroller of the Currency had lifted its formal written agreement and that, after consulting with the Federal Reserve Bank of Cleveland,

Huntington was resubmitting its application with the Federal Reserve Board to acquire Unizan Financial Corp., the Committee granted Mr. Hoaglin 300,000 stock options. This was the first grant of a stock option award to Mr. Hoaglin since July 2003. The Committee awarded stock options during 2005 to 1,081 employees in a total amount equal to 1.54% of Huntington’s average shares of common stock outstanding for the year. Mr. Hoaglin’s award was equal to 8.46% of all stock option shares granted to all employees in 2005. Additional detail on executive stock option grants is provided in the table above entitled “Option Grants in Last Fiscal Year.”

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) does not permit Huntington to deduct certain non-performance-based compensation in excess of $1,000,000 per taxable year paid to individuals who, as of the last day of the taxable year, are the Chief Executive Officer and the four most highly compensated executives required to be named in the annual proxy statement. Huntington may deduct compensation paid to the named executive officers in excess of $1,000,000 provided the payment of such compensation qualifies for an exception under Code Section 162(m), including an exception for certain performance-based compensation. The Committee works to structure components of its executive compensation package to achieve maximum deductibility under Code Section 162(m), while at the same time considering the goals of its executive compensation philosophy and whether it is in the best interests of Huntington to have an award so qualified. The Committee believes that Huntington will not be denied a deduction for 2005.

COMPENSATION COMMITTEE

John B. Gerlach, Jr., Chairman

Don M. Casto III

Karen A. Holbrook

Comparison of Five Year Cumulative Total Return

Among Huntington, the S&P 500 Index, and the KBW 50 Bank Index

The line graph below compares the yearly percentage change in cumulative total shareholder return on Huntington common stock and the cumulative total return of the S&P 500 Index and the KBW 50 Bank Index for the period December 31, 2000, through December 31, 2005. The KBW 50 Bank Index is a market capitalization-weighted bank stock index published by Keefe, Bruyette & Woods. The index is composed of the 50 largest banking companies and includes all money-center banks and most major regional banks. An investment of $100 on December 31, 2000, and the reinvestment of all dividends are assumed.

	2000	2001	2002	2003	2004	2005
—— Huntington	$100	$111	$125	$155	$176	$175
– – – S&P 500	$100	$88	$69	$88	$98	$103
— – KBW 50 Bank	$100	$96	$89	$119	$131	$133

Executive Officers of Huntington

Each executive officer of Huntington is listed below, together with a statement of the business experience of that officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

RONALD C. BALDWIN, age 59, has served as Vice Chairman of Huntington and The Huntington National Bank since April 2001, overseeing Huntington’s regional banking line of business which includes both commercial and retail banking activities. Mr. Baldwin served as a Vice President and a director of Huntington Preferred Capital, Inc. from April 2001 to December 2001. Prior to joining Huntington, Mr. Baldwin served as President of Retail Delivery for the Retail Banking Group of Bank One Corporation, managing branches, telephone call centers, ATM’s, and internet banking across a multi-state network, from December 1997 to December 2000. Mr. Baldwin served as Bank One Corporation’s president of Business Banking from January 1996 to December 1997 and as Chairman and Chief Executive Officer of Bank One Wisconsin Corporation from April 1994 to January 1996. Mr. Baldwin has announced his intention to retire from Huntington as of December 31, 2006.

DANIEL B. BENHASE, age 46, has served as Senior Executive Vice President of The Huntington National Bank since February 2005 and has managed the Bank’s Private Financial Group since June 2000. Mr. Benhase served as Executive Vice

President of The Huntington National Bank from June 2000 to February 2005. Prior to joining Huntington, Mr. Benhase served as Executive Vice President for Firstar Corporation from 1994 to June 2000, and as Executive Vice President for Firstar Bank, N.A. from 1992 to 1994, responsible for managing trust, investment management, private banking, and brokerage activities.

RICHARD A. CHEAP, age 54, has served as General Counsel and Secretary for Huntington and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Mr. Cheap has also served as a Vice President and a director since April 2001, and as Secretary from April 2001 to December 2001, of Huntington Preferred Capital, Inc. Prior to joining Huntington, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington in a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of Huntington’s bank acquisitions during the preceding nine years.

THOMAS E. HOAGLIN, age 56, has served as Chief Executive Officer and President for both Huntington and The Huntington National Bank since February 2001, and as Chairman of the Board for both since August 2001. Prior to joining Huntington, Mr. Hoaglin served as Vice Chairman of AmSouth Bancorporation from February 2000 to August 2000. Mr. Hoaglin served as an officer in various positions during his 26 year career at Bank One Corporation until March 1999, including, as Executive Vice President of Private Banking from October 1998 to March 1999, as Chairman and Chief Executive Officer of Banc One Services Corp. from June 1997 to October 1998, as Chairman of Project One from January 1996 to December 1998, as Chairman and Chief Executive Officer of Bank One Ohio Corporation from 1992 to 1995, and as President and Chief Operating Officer of Bank One Texas from 1989 to 1992.

DONALD R. KIMBLE, age 46, has served as Chief Financial Officer and Controller for Huntington since August 2004. Mr. Kimble joined Huntington in June 2004 as Executive Vice President of Finance Administration. Mr. Kimble has also served as President and a director of Huntington Preferred Capital, Inc. since August 2004. Prior to joining Huntington, Mr. Kimble served as Executive Vice President and Controller for AmSouth Bancorporation from December 2000 to June 2004, and previously held various accounting and subsidiary chief financial officer positions with Bank One Corporation from July 1987 to December 2000.

MARY W. NAVARRO, age 50, has served as Senior Executive Vice President of The Huntington National Bank since February 2005 and has managed the retail banking line of business since June 2002 when she joined the Bank as Executive Vice President. Ms. Navarro also served as interim director of Human Resources for Huntington from September 2004 to February 2005. Prior to joining Huntington, Ms. Navarro served as Executive Vice President and Eastern Region Retail Manager for Bank One Corp. from 1996 to May 2002. Ms. Navarro served Bank One Corp. in various capacities from January 1986 and held many senior leadership positions including Small Business National Sales Manager, National Retail Business Credit Delivery Manager, Regional Business Banking Sales Manager, and Commercial Banking Manager.

JAMES W. NELSON, age 46, has served as Executive Vice President and Chief Risk Officer for Huntington since joining the company in November 2004, responsible for risk oversight across the company. Prior to joining Huntington, Mr. Nelson spent 17 years with the Federal Reserve Bank of Chicago in various capacities, most recently as Senior Vice President, Supervision and Regulation, from August 2002 to October 2004. In this capacity he directed the supervision of more than 1,000 bank holding companies, state member banks and U. S. foreign branches. He also served as chair of the Federal Reserve’s Regional Banking Organization Subcommittee, and as a member of the Basel Implementation Council and of the Federal Reserve’s Strategic Planning Steering Committee.

MAHESH SANKARAN, age 43, has served as Executive Vice President and Treasurer for Huntington since February 2005. Prior to joining Huntington, Mr. Sankaran served as executive vice president and treasurer for Compass Bancshares, Birmingham, Alabama from June 1998 to February 2005, and as senior vice president and portfolio manager for Compass Bancshares from June 1997 to June 1998.

NICHOLAS G. STANUTZ, age 51, has served as Senior Executive Vice President since February 2005 and as Group Manager for Dealer Sales since June 1999 for The Huntington National Bank. Mr. Stanutz served as Executive Vice President of the Bank from June 1999 to February 2005. Prior thereto, Mr. Stanutz served as Senior Vice President from May 1986 to June 1999, as Product Manager for automobile financing from June 1994 to June 1999, and as Indiana Dealer Sales Manager from May 1986 to June 1994.

Involvement in Certain Legal Proceedings

On June 2, 2005, Huntington announced that the Securities and Exchange Commission (“Commission”) approved the settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the Commission instituted a cease and desist administrative proceeding and entered a cease and desist order, as well as filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington, its former chief financial officer, its former controller, and Mr. Hoaglin consented to pay civil money penalties. Huntington consented to pay a penalty of $7.5 million. Without admitting or denying the charges in the administrative proceeding, Huntington and the individuals each agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin, agreed to pay disgorgement, pre-judgment interest, and penalties in the amount of $667,609. The former chief financial officer and the former controller each also agreed to pay amounts consisting of disgorgement, pre-judgment interest, and penalties and also consented to certain other non-monetary penalties.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has again selected Deloitte & Touche LLP, independent registered public accounting firm (IRPAF), as Huntington’s IRPAF for 2006. Although not required, shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as IRPAF for Huntington for the year 2006. The Audit Committee will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

Audit Fees. Audit fees are fees for professional services rendered for the audits of Huntington’s annual financial statements and internal control over financial reporting, review of the financial statements included in Forms 10-Q, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2005 and December 31, 2004, were $1,476,898 and $1,387,353, respectively.

Audit-Related Fees. The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered for Huntington and its subsidiaries for the fiscal years ended December 31, 2005 and December 31, 2004, were $566,578 and $196,650, respectively. Audit related fees generally include fees for assurance services such as audits of subsidiaries and pension plans, compliance related to servicing of assets, and SAS 70 examinations.

Tax Fees. The aggregate fees billed by Deloitte & Touche LLP for tax-related services rendered for Huntington and its subsidiaries for the fiscal years ended December 31, 2005 and December 31, 2004, were $87,435 and $98,707, respectively. The tax-related services were all in the nature of tax compliance.

All Other fees. For the fiscal years ended December 31, 2005 and December 31, 2004, Deloitte & Touche LLP did not bill Huntington and its subsidiaries for any other services.

The Audit Committee has a policy that the Committee will pre-approve all audit and non-audit services provided by the IRPAF, and shall not engage the IRPAF to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Committee. The decisions of the member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting. The Audit Committee has delegated pre-approval authority to the Chairman. All of the services covered by the fees disclosed above were pre-approved by the Audit Committee or the Chairman. The Audit Committee has considered and determined that the provision by Deloitte & Touche LLP of services described above is compatible with maintaining Deloitte & Touche LLP’s independence.

On February 18, 2004, the Audit Committee determined not to renew its engagement with Ernst & Young LLP as Huntington’s independent auditors. Ernst & Young LLP was dismissed after Huntington filed its 2003 Annual Report on Form 10-K on March 5, 2004. The audit reports of Ernst & Young LLP on the consolidated financial statements of Huntington and its subsidiaries as of the end of the fiscal years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that its audit report for 2003 was modified to reflect a change in Huntington’s method of accounting for variable interest entities in 2003 in accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities and its audit report for 2002 was modified to reflect a change in Huntington’s method of accounting for amortization of goodwill in 2002 in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets.

During Huntington’s two fiscal years ended December 31, 2003, and the subsequent interim period through March 5, 2004, there were no disagreements between Huntington and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events which would require specific disclosure under applicable securities regulations. Also during Huntington’s two fiscal years ended December 31, 2003, and the subsequent interim period through March 5, 2004, neither Huntington nor anyone on its behalf consulted with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Huntington’s financial statements, or on any matter that was the subject of a disagreement or reportable event which would require specific disclosure under applicable securities regulations.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Proposals by Shareholders for 2007 Annual Meeting

If any shareholder of Huntington wishes to submit a proposal for inclusion in next year’s proxy statement and form of proxy, the proposal must be received by the Secretary of Huntington at the principal executive offices of Huntington, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on November 9, 2006. A shareholder proposal received after November 9, 2006, but on or before January 8, 2007, will not be included in the proxy materials, but may be presented at the 2007 Annual Meeting. If Huntington receives notice of a shareholder proposal after January 8, 2007, the persons named as proxies for the 2007 Annual Meeting of Shareholders will have discretionary voting authority to vote on such proposal at the meeting.

In addition, Huntington’s Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of Huntington at Huntington’s principal executive offices.

Other Matters

As of the date of this Proxy Statement, Management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

Huntington’s 2005 Annual Report was furnished to shareholders concurrently with the mailing of this proxy material. Huntington’s Form 10-K for 2005 will be furnished, without charge, to Huntington shareholders upon written request to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. In addition, Huntington’s Form 10-K for 2005 and certain other reports filed with the Securities and Exchange Commission can be found on the Investor Relations pages of Huntington’s website at huntington.com.

If you are an employee of Huntington or its affiliated entities and are receiving this Proxy Statement as a result of your participation in the Huntington Investment and Tax Savings Plan, a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan. Please refer to your instruction card for information on instructing the trustee electronically over the Internet or by telephone.

The Securities and Exchange Commission has adopted householding rules which permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering one copy of these materials to these shareholders. A number of brokerage firms have instituted householding procedures. If you hold your shares in “street name”, please contact your bank, broker, or other holder of record to request information about householding.

Appendix I

Huntington Bancshares Incorporated

Audit Committee Charter

Approved—July 19, 2005

Purpose of Committee

The Audit Committee (Committee) is established by the Board of Directors (Board) to assist the Board in:

•	Overseeing the integrity of Huntington’s financial statements, including policies, procedures and practices regarding the preparation of financial statements, the financial reporting process, disclosures, and the internal control over financial reporting (ICFR);

•	Overseeing Huntington’s Internal Audit Division (IAD) and the independent registered public accounting firm (IPA) qualifications and independence;

•	Overseeing compliance with Huntington’s Financial Code of Ethics for CEO and Senior Financial Officers; and

•	Overseeing compliance with corporate securities trading policies.

Membership

The Committee shall be members of the Board and shall be comprised of at least three directors. Each of the members will be determined to be independent for purposes of serving on the Committee in accordance with the provision of the Corporate Governance Guidelines and with the independence requirements of SEC and FDIC regulations, and the stock exchange listing standards. All Committee members shall be financially literate, and at least one member shall be an “audit committee financial expert” as defined by SEC regulations. The committee shall include members with banking or related financial management expertise, and shall not include any “large customers,” as required by the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) specifications for audit committees of large institutions.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board may, at any time and at its discretion, replace a Committee member. The Board shall designate a chairperson for the Committee.

Meetings, Structure and Operations

The Board shall review and approve this charter on an annual basis. The Committee shall also perform an evaluation of its performance at least annually to determine if it is functioning effectively. The Committee shall provide its self-evaluation to the Board.

The Committee shall meet in conjunction with the regularly scheduled Board meetings, or as it otherwise deems necessary, but not less than quarterly. The Committee shall meet in executive session at any time, but not less than twice a year. The Committee will meet periodically with Huntington’s Chief Auditor, Chief Financial Officer, and/or any other member of management, and the IPA in separate executive sessions.

The Chief Auditor shall report directly to the Committee, with an administrative reporting relationship to the Chief Executive Officer. The IPA shall report directly to the Committee.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by Huntington regarding accounting, ICFR, or auditing matters, and the confidential, anonymous submission by Huntington employees with concerns regarding questionable accounting or auditing matters.

The Committee will also, under applicable regulation, perform the duties required by law to be performed by an audit committee or a fiduciary audit committee for The Huntington National Bank if The Huntington National Bank does not have its own audit committee, in either case to the extent permitted, and in the manner required, by applicable laws and regulations.

The Committee shall designate a secretary to record the minutes and maintain other relevant documentation of all the meetings.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Financial Reporting

•	The Committee shall annually review and approve the charter of the Accounting Policy Committee and the Disclosure Review Committee.

•	The Committee shall oversee Huntington’s financial reporting process, including the monitoring of management’s responsibility for the preparation, presentation and integrity of Huntington’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by Huntington.

•	The Committee shall review and approve any accounting policy that is new or modified, prior to adoption. This review will include a description of the underlying transactions, the reason for the change and a summary of the materiality of these changes based on criteria established by Securities and Exchange Commission Staff Accounting Bulletin 99 (SAB 99).

•	The Committee shall review a list of accounting and reporting matters requiring resolution prior to the release of earnings each quarter. Contemporaneous documentation will occur, including the conclusions reached by management. The documentation will be retained in accordance with Huntington’s record retention policies.

•	The Committee shall review all Huntington quarter-end closing entries, “passed” adjustments, and post closing entries greater than $500,000. This review will include a summary of the materiality of “passed” adjustments based on criteria established by SAB 99.

•	The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of Huntington’s Quarterly Report on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the IPA under the auditing standards of the PCAOB or SEC regulations. The chair of the Committee may represent the entire Committee for the purposes of this review.

•	Prior to issuance, the Committee will review and discuss the information to be included in earnings press releases, and any additional financial information and earnings guidance generally provided to analysts and rating agencies. The chair of the Committee may represent the entire Committee for the purposes of this review.

•	The Committee shall review with management and the IPA the financial statements and disclosures under management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in Huntington’s Annual Report on From 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the IPA under the auditing standards of the PCAOB or SEC regulations.

•	The Committee shall review the effect of new or pending regulatory guidance and accounting standards, as well as off-balance sheet structures, on the financial statements of Huntington.

•	The Committee shall review the CEO and CFO’s disclosure and certifications under Section 302 and 906 of the Sarbanes-Oxley Act.

•	The Committee shall prepare an annual report to be included in Huntington’s annual proxy statement, as required by SEC regulations.

•	The Committee will review with Huntington’s General Counsel legal matters that may have a material impact on the financial statements.

Internal and External Audit

•	The Committee shall annually review and approve the Internal Audit Division charter.

•	The Committee is responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the IPA, including resolution of disagreements between management and the IPA regarding financial reporting.

•	The Committee shall pre-approve all audit and non-audit services provided by the IPA. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	The Committee shall evaluate the IPA’s qualifications, performance, and independence. Further, the Committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The Committee will also consider whether there should be rotation of the firm itself.

•	The Committee shall be directly responsible for the appointment, annual review, compensation, and termination of the Chief Auditor. The Committee on an annual basis will review and approve the Internal Audit Division budget.

•	The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

•	The Committee shall discuss with the Chief Auditor and the IPA the overall scope and plans for their respective audits, including the adequacy of staffing, contingencies to the plan and approval of the annual internal audit plan.

•	The Committee will review with the IPA any audit problems or difficulties and management’s response.

•	The Committee shall review management’s assertion on its assessment of the design and operating effectiveness of ICFR as of the end of the most recent fiscal year and the IPA’s report on management’s assertion under Section 404 of the Sarbanes-Oxley Act and Section 112 of FDICIA.

•	The Committee shall review management’s representation letter and inquire of any difficulties obtaining the representations.

•	The Committee shall evaluate the quality of audit reports.

Financial Code of Ethics and Legal Compliance

•	The Committee shall review and annually approve Huntington’s Financial Code of Ethics for CEO and Senior Financial Officers (Financial Code of Ethics).

•	The Committee will review compliance by Huntington’s CEO and the Senior Financial Officers with the Financial Code of Ethics.

•	The Committee shall receive regular reports, at least quarterly, from the General Counsel regarding the receipt, retention and treatment of complaints related to accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by employees pursuant to the Ethics Hotline of concerns regarding questionable accounting or auditing matters.

•	The Committee shall review, with Huntington’s legal counsel, legal compliance with corporate securities trading policies.

Committee Reports

In conducting its responsibilities, the Committee has the authority to request any reports, information or appearance of management as it deems necessary to fulfill the Committee’s responsibilities. At a minimum, the Committee will receive the following reports on a routine basis:

•	The Committee shall receive a written quarterly report from the external auditors stating that the firm has conducted a review of Huntington’s quarterly financial statements in accordance with the auditing standards of the PCAOB.

•	The Committee shall receive regular reports from the IPA on the critical accounting policies and practices of Huntington, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and other written communications between the IPA and management.

•	At least annually, the Committee shall obtain and review a report by the IPA describing:

•	The firm’s internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	All relationships between the IPA and Huntington (to assess the auditor’s independence) as required by Independent Standards Board Standard Number 1.

•	The Committee shall receive reports on any violations of Huntington’s Financial Code of Ethics by the CEO and Senior Financial Officers of Huntington.

•	The Committee shall receive the following internal audit related information:

•	Current status of annual audit plan;

•	Review of regular internal audit reports to management (or summaries thereof) prepared by the IAD, as well as management’s response;

•	The results of audits and follow-up audits;

•	Aging of outstanding audit recommendations issued to management (inaction or undue delay will result in appearance before the Committee to explain delinquent corrective action); and

•	Explanation of criticized (i.e. marginal or inadequate rating) audits and past due audit recommendations.

•	The Committee shall receive reports of ongoing internal and periodic external quality assurance reviews.

Resources and Authority

The Committee is empowered to investigate any matter brought to its attention, or initiated on its own, with full access to all books, records, facilities, and personnel of Huntington. The Committee may also work with other committees of the Board or the Board directly to investigate matters of interest to the Committee.

The Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties with Huntington responsible for the expense of such advisors. Huntington will provide appropriate funding, as determined by the Committee, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall coordinate with the Compensation Committee, as appropriate, on compensation matters.

Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.

In addition to the policies specifically mentioned within this charter, the Committee has the authority to authorize management to develop and implement any additional policies and/or procedures, as the Committee deems appropriate.

Reporting to the Board of Directors

The Committee shall recommend to the Board whether the financial statements should be included in the annual report on Form 10-K. The Committee shall also report material information generated pursuant to its activities to the Board and, where appropriate, its recommendations for action by the Board. Certain actions by the Committee may be similarly reported to the Board for approval, ratification, and/or confirmation. Any material modifications to the Committee charter, by the Audit Committee, shall be presented to the Board for approval. The Committee will provide to the Board, when appropriate, any reports necessary to allow the Board to monitor the activities of Huntington.

General

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

•	One or more officers or employees of Huntington whom the Committee members reasonably believe to be reliable and competent in the matters presented; or

•	Counsel, IPAs, or other persons as to matters, which the Committee member reasonably believes to be within the professional or expert competence of such person.

The Committee may further, from time to time, appoint another director whom the Board has determined has no material relationship with the Company and is otherwise “independent” to act in the place of an absent Committee member on an ad hoc basis.

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C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees.

Class I

	For	Withhold

01 - Raymond J. Biggs	☐	☐

02 - John B. Gerlach, Jr	☐	☐

03 - Thomas E. Hoaglin	☐	☐

04 - Gene E. Little	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of appointment of Deloitte & Touche LLP to serve as independent auditors for the Corporation for the year 2006.	☐	☐	☐

3.	In their discretion to vote upon such other matters as may properly come before the meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1 U P X                                                                  0 0 7 8 6 7 1

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Proxy - Huntington Bancshares Incorporated

Proxy Solicited by the Board of Directors for Annual Meeting — April 20, 2006

The undersigned shareholder of Huntington Bancshares Incorporated hereby appoints Mary Beth M. Clary and S. Ronald Cook, or either of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held in the Riffe Center Capitol Theatre, 77 S. High Street, Columbus, Ohio, on Thursday, April 20, 2006, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1 and 2.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

(Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-731-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 20, 2006

THANK YOU FOR VOTING

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MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4
ADD 5
ADD 6
C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Instruction Card	123456	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees.

Class I

	For	Withhold

01 - Raymond J. Biggs	☐	☐

02 - John B. Gerlach, Jr	☐	☐

03 - Thomas E. Hoaglin	☐	☐

04 - Gene E. Little	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of appointment of Deloitte & Touche LLP to serve as independent auditors for the Corporation for the year 2006.	☐	☐	☐

3.	In their discretion to vote upon such other matters as may properly come before the meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.

Signature 1 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1 U P X                                                                  0 0 7 8 6 7 3

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Huntington Investment and Tax Savings Plan

Instruction Card to Plan Trustee

Huntington Bancshares Incorporated Annual Meeting - April 20, 2006

The undersigned participant in the Huntington Investment and Tax Savings Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Mary Beth M. Clary and S. Ronald Cook, or either of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote pursuant to paragraph 11.05(e) of the Plan at the Annual Meeting of Shareholders of the Corporation to be held in the Riffe Center Capitol Theatre, 77 S. Street, Columbus, Ohio, on Thursday, April 20, 2006, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1 and 2.

IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE PARTICIPANT’S SHARES AS DIRECTED BY THE PLAN’S ADMINISTRATIVE COMMITTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.

(Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-731-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 17, 2006

THANK YOU FOR VOTING